OXBRIDGE FINANCIAL LLC

Martin Weinstein

420 Lexington Avenue
New York, New York 10170
Telephone: (212) 661-4700 x 109
Facsimile: (212) 661-4709

November 16, 2005

Mr. James F. Crigler
APL Wood Products, Inc.
950 North Milwaukee Avenue
Suite 328
Glenview, IL 60025

Dear Jim:

As we discussed over the phone last week, I've enclosed two original Proposal Letters. If the letter is to your satisfaction, please execute and return one copy together with a check in the amount of $10,000 payable to Warshaw Burstein Cohen Schlesinger & Kuh.

We look forward to a successful and continuing business relationship.

Sincerely Yours,

/s/ Marty

Enclosures

cc: Dominic Bianco
Dave Danovitch

OXBRIDGE FINANCIAL LLC

420 Lexington Avenue
New York, New York 10170
Telephone: (212) 661-4700
Facsimile: (212) 661-4709

November 16, 2005

BY UPS
Mr. James Crigler, CEO
APL Wood Products, Inc.
950 North Milwaukee Avenue
Suite 328
Glenview, Illinois 60025

Dear Jim :

Oxbridge Financial, LLC ("Oxbridge") is pleased to advise you that your application for a term loan in the aggregate principal amount of $2,100,000 from The Stillwater Asset Backed Fund LP (the "Lender") will be submitted for consideration and approval by the Lender's Credit Committee. The term loan, if approved by the Credit Committee, will be extended substantially on the following terms described below.

A. Terms of the Loan

1. Borrower: APL Wood Products, Inc., a to be formed, wholly owned subsidiary of APLS, which subsidiary shall be a Nebraska corporation.

2. Loan Amount: $2,100,000. Amounts borrowed are collectively the "Loans" and the aggregate loan amounts to be disbursed shall not exceed the limitations set out in Paragraph 7.

3. Type of Facility: Term Loan.

4. Interest Rate: The Loans shall bear interest at the rate of 20% per annum, payable monthly in arrears, based upon a 360 day year (the "Pay Rate").

5. Term: Eighteen months from the date of the closing of the facility (the "Term"). The Term may be extended, from time to time, by mutual agreement.

6. Interest Reserve: 2 months.

7. Borrowings: The Borrower intends to draw down the entire amount of the Loan at closing.

8. Repayment: For the first six months of the Loan, interest only and thereafter straight-line amortization of the Loan on a 12 month basis

9. Security: To secure all present and future indebtedness and obligations due the Lender by the Borrower, the Borrower will grant the Lender a perfected first priority lien on all of the Borrower's present and future customer accounts, general intangibles (including contractual rights, customer lists, trademarks, other intellectual property and payment intangibles) property and equipment (collectively the "Collateral") pursuant to a security agreement and one or more account control agreements.

10. Guarantee: At the closing the Borrower shall cause Timothy Bumgarner (the "Guarantor") to execute and deliver a guarantee of payment of the Loans, and any other obligations of the Borrower incurred by reason thereof, to the Lender. The Guarantor will secure its guarantee by providing the Lender with a first security interest in an amount of common shares of American Pallet Leasing Inc. ("APLS") satisfactory to the lender.

11. Termination: The Borrower may payoff the Loans at any time without penalty after the end of the third month of issuance.

12. Use of Proceeds: The proceeds of the Loans will be used for (a) the acquisition of the assets of L&L Lumber Products, Inc., (b) working capital and (c) costs of issuance.

13. Special Provisions: The Borrower pledges to utilize 100% of the proceeds from federal, state and local government grant funding to retire all or a portion of the Loans.

14. Closing Date: On or before December 15, 2005

B. Fees and Documentation of the Loans

1. Fees:

A 2% Origination Fee at the closing.

A Collateral Management Fee of $1,000 per quarter, payable as of the last day of each calendar so long as the Loans or any obligations are outstanding to the Lender.

If and when deemed necessary, in the sole determination of the Lender, a Field Examination Fee of $850 per person per day for a Collateral audit if and when performed by one of the employee's of the Lender or Oxbridge or such reasonably other amount actually paid to, plus out-of-pocket expenses.

Additionally, the Borrower shall pay at closing the fees and expenses of Lender's counsel in connection with their preparation of the Loan Documents and claim review if and to the extent such fees and expenses have not been satisfied out of the amount being remitted pursuant to Section C.

2. Loan Documents: The credit agreement, note, security agreement, guarantees and all other documents required by the Lender in connection with the closing of the Loans (the "Loan Documents") will be in the form and content satisfactory to the Lender and its counsel, and will contain such representations and warranties, affirmative and negative covenants, events of default and other terms as are required by the Lender, and as are customary on credit facilities of this type, including, without limitation, cross default and cross collateral provisions.

C. Representations and Warranties of the Borrower

By acceptance hereof, the Borrower represents and warrants that:

1. Organization: The Borrower is a Nebraska Corporation (in formation), and will at closing be duly organized, validly existing and in good standing under the laws of the State of Nebraska, and will full right and authority to enter in this letter agreement and the Loan Documents.

2. Actions: There are no actions, suits or proceedings pending or, to its knowledge, threatened against it or any Guarantor or APLS before any court, governmental instrumentality or agency the result of which might have a material and adverse effect upon the ability of each of the Borrower or any Guarantor to perform their respective obligations under the Loan Documents.

3. No Conflict: Neither the acceptance hereof, the consummation of the transaction contemplated hereby, nor compliance with the terms and provisions hereof or of the Loan Documents (to the extent herein described), will conflict with or result in a breach of (i) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction or decree of any court or governmental instrumentality or agency or, (ii) any agreement or instrument to which each of the Borrower or any Guarantor is a party, or by which any of them is bound or to which any of them is subject, or constitute a default there under or (iii) result in

the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Borrower's or any Guarantor's property pursuant to the terms of any such agreement or instrument.

D. Miscellaneous

1. Brokerage Fees: Neither the Lender nor Oxbridge shall be liable for the payment of any fees or commissions to any broker or other person entitled or claiming to be entitled to the same in connection herewith and the transactions contemplated hereby. The Borrower agrees to indemnify the Lender and Oxbridge and hold the Lender and Oxbridge harmless from all claims for brokerage fees or commissions which may be made in connection with the transactions contemplated hereby.

2. Acceptance: If this proposal is satisfactory, please indicate your acceptance thereof by executing and returning a copy of this letter to Oxbridge within two (2) days from the date hereof, together with payment of the amount set forth in Section E hereof.

3. Applicable Law: This proposal is being delivered and it is, and the Loan Documents will be, performed in the State of New York and shall be construed and enforced in accordance with and governed by the laws of the State of New York. This proposal constitutes the entire understanding and agreement with respect to this transaction. Any prior letters and agreements with respect to the subject matter hereof to which any of the Lender, Oxbridge or the Borrower as a party are superseded hereby.

E. Due Diligence and Documentation

In consideration of Oxbridge issuing this proposal, the Borrower upon acceptance shall issue a check in the amount of $10,000 made payable to the law firm of Warshaw Burstein Cohen Schlesinger & Kuh, as disbursing agent. The disbursing agent shall be authorized to disburse funds from these proceeds in favor of Oxbridge and/or the Lender to cover (a) fees and expenses of counsel in connection with its preparation of the Legal Documents and (b) due diligence expenses, including fees and expenses of legal counsel handling claim analysis and an hourly charge, not to exceed $100 per hour, for the services of one Oxbridge employee. Any amounts not disbursed prior to closing shall be applied towards amounts owing by the Borrowers at closing. In the event the Loan is not approved by the Credit Committee, all unused funds shall be promptly disbursed to the Borrower. Nothing contained in this letter to the contrary, this letter is not a

letter of intent nor are its provisions binding on any party hereto. Rather, this letter is to be viewed solely as a letter of interest by the parties hereto to consider a lender-borrower relationship.

Very truly yours,

OXBRIDGE FINANCIAL, LLC

By: /s/ Frederick Gorsetman
Name: Frederick Gorsetman
Title: Managing Director

The undersigned hereby agrees to the foregoing proposal, and if approved by the Lender's Credit Committee agrees to accept the Loan, subject only to its approval of the terms and conditions of the Loan Documents.

APL Wood Products, Inc.

By: /s/ James F. Crigler
Name: James F. Crigler
Title: CEO

ADDENDUM to a certain term sheet dated October 27, 2005 (the "Term Sheet") between Oxbridge Financial LLC, as agent for the Stillwater Asset Based Fund, LP (the "Lender") and APL Wood Products, Inc. a subsidiary of American Pallet Leasing, Inc. (the "Borrower")

The parties hereto agreed to the following understanding of the Term Sheet.

1. Timothy Bumgarner, President shall pledge his and his family's shares of American Pallet Leasing Company (APLS OTC BB), constituting at least 66 2/3% of the outstanding voting shares of APLS, as additional collateral to secure the Loans (the "Shares").

2. The documentation of the Loans shall provide, among other things, that in the event of a default, the Lender shall only have the right to liquidate the Shares if it has given adequate and appropriate notice(s) to the Borrower of an event of default and the Borrower has not cured such default in accordance with provisions of the Credit Facility.

3. Although the Shares are being held by the Lender as additional collateral to secure the Loans, Mr. Bumgarner and his family shall remain the holders of record and shall maintain all their rights associated with such ownership unless the Loans have be declared in default and the collateral has been claimed by the Lender.

4. The Borrower may prepay the Loans in their entirety at any time provided that the Lender has received aggregate interest payments of at least $50,000.

5. The Borrower may refinance a portion of the Loans subject to the following conditions: (a) the amount financed is at least $750,000; (b) the Lender and the prospective new lender have entered into an inter-creditor agreement mutually satisfactory to both lenders; (c) the Borrower is currently not in default under any of the provisions of the Credit Agreement; and (d) 100% of the proceeds of such contemplated transactions shall be utilized to pay down the Loans.

6. Upon full repayment of the Loan (all funds cleared), the Lender agrees to promptly (within 3 business days) return the Shares to Mr. Tim Bumgarner or his designee.

Agreed as of the 16th day of November 2005

OXBRIDGE FINANCIAL LLC

/s/ Frederick L. Gorsetman

By: Frederick L. Gorsetman, Managing Director

APL Wood Products, Inc.

/s/ James F. Crigler

By: James F. Crigler, CEO